For Immediate Release

Contact: Andy McGowan
404-828-4663
amcgowan@ups.com

UPS APPOINTS RICHARD PERETZ CHIEF FINANCIAL OFFICER AS KUEHN ANNOUNCES RETIREMENT

ATLANTA, April 28, 2015 - UPS® (NYSE:UPS) today announced Richard Peretz, 53 has been named Chief Financial Officer, replacing Kurt Kuehn, 60, who has elected to retire after 38 years with the company. Kuehn will continue his existing duties while ensuring a smooth transition of responsibilities to Peretz. The appointment of Peretz is effective July 1, 2015.
Peretz is currently UPS Corporate Controller and Treasurer. He has served in several operational and corporate leadership positions within the Finance staff since joining the company in 1981. He will join UPS's Management Committee, a group of the most senior executives responsible for day-to-day management of the company.
“Richard brings to the CFO position deep functional experience in corporate and international leadership assignments,” said David Abney, UPS Chief Executive Officer. “I am confident that he will bring a unique perspective to his new role while at the same time providing the stability in transition needed to continue our progress on long-term strategies.”
Peretz joined UPS in 1981 as a customer service associate while attending the University of Texas at San Antonio, where he received a degree in Accounting. He held a series of leadership positions including district controller to support UPS's expansion into The Americas, and was a key member of the team responsible for UPS’s IPO. Peretz was named International Chief Financial Officer in 2003, and promoted to Corporate Finance Vice President in 2007 where he oversaw a broad range of finance staff areas. He was named Corporate Controller in 2013, and expanded his role to included Corporate Treasurer in 2014. (see Peretz’s biography attached)
Kurt Kuehn has been UPS CFO for eight years. He was UPS's first Investor Relations Vice-President, leading the company’s initial public offering in 1999 - the largest IPO in the 20th century.
"Kurt has provided insightful judgment and strong leadership, based on his extensive career experience and broad business perspective,” said Abney.  "He has helped UPS to take advantage of industry trends and prepare for the future. I thank Kurt for his unwavering commitment to UPS and appreciate his contributions to many of the company’s accomplishments."

Prior to his appointment as CFO in 2008, he was Senior Vice President Worldwide Sales and Marketing, leading the sales organization to improve the customer service around the globe. Over the years, the company dramatically expanded internationally and absorbed more than 40 mergers and acquisitions to expand capabilities broadly across the range of supply chain services. Since he joined UPS as a driver in 1977, his UPS career has included leadership roles in sales and marketing, engineering, operations, and strategic cost planning. (see Kuehn’s biography attached)

About UPS
UPS (NYSE: UPS) is a global leader in logistics, offering a broad range of solutions including transporting packages and freight; facilitating international trade, and deploying advanced technology to more efficiently manage the world of business. Headquartered in Atlanta, UPS serves more than 220 countries and territories worldwide. The company can be found on the web at ups.com® and its corporate blog can be found at longitudes.ups.com. To get UPS news direct, visit pressroom.ups.com/RSS.

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Richard Peretz’s Biography
Richard Peretz, 53, UPS's newly appointed chief financial officer, effective July 1, 2015, will be responsible for all activities related to accounting, finance, financial planning, taxes and treasury, as well as audit and compliance. He will also become the top liaison to the investor, finance and analyst community. Richard will become a member of the UPS Management Committee, a group of the company's most senior executives who are responsible for the day-to-day management of the company.
Today he is Corporate Controller and Treasurer responsible for financial reports & plans, tax, general accounting, treasury, investments and mergers and acquisitions across all UPS business units. Richard joined UPS as a Customer Service administrative assistant in 1981 while attending college. His UPS career has included diverse roles in financial operating assignments and corporate functional assignments. In 1989, he was promoted to district controller in the Americas Region as part of International segment expansion. He joined the Corporate Office in 1992. He returned to US operations as the Region finance head for the Southeast in 1997. He was promoted to vice president of Product Cost/Strategic Cost in 1999 and was a key member of the team responsible for UPS’s IPO.
Throughout his career Richard has served in a variety of leadership assignments, including several UPS transformation programs involving the consolidation of Accounting in the US, realignment of the finance function in corporate and company-wide profitability improvement programs.
In 2003, Richard became the International Chief Financial Officer where he was instrumental in global business transformation as UPS acquired companies in Asia Pacific and Europe. In 2008, he was named to head the corporate Finance and Treasury Groups. In 2013, he became Corporate Controller, expanding his role to include Corporate Treasurer in 2014.
In addition to his professional responsibilities, Richard serves on the board of the American Red Cross Metropolitan Atlanta Chapter. A native of San Antonio, Texas, he holds a Bachelor’s degree in Accounting from University of Texas San Antonio and a Masters in Business Administration from the Goizueta Business School at Emory University.

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Kurt Kuehn’s Biography
Kurt Kuehn, 60, UPS's chief financial officer, has been on the front lines of UPS's transformation from a private U.S.-focused small package delivery company to one of the world's largest publicly-traded logistics companies with more than 425,000 employees.
Today, he is responsible for all activities related to accounting, finance, financial planning, taxes and treasury. He also is the liaison to the investor, finance and analyst community.
Kurt is a member of the UPS Management Committee, a group of the company's most senior executives who are responsible for the day-to-day management of the company.
Prior to his appointment as CFO in 2008, he was Senior Vice President Worldwide Sales and Marketing, leading the revamping of the sales organization to improve the customer experience around the globe. Kurt was also UPS's first Vice President of Investor Relations, taking the company public in 1999 - the largest IPO in the 20th century. Over the years, the company dramatically expanded internationally and absorbed more than 40 mergers and acquisitions which expanded UPS's small package delivery capability to include freight forwarding, freight transportation, specialty healthcare logistics capabilities, and supply chain management. Since he joined UPS as a driver in 1977, his UPS career has included leadership roles in sales and marketing, engineering, operations, and strategic cost planning.
Kurt also was one of the early internal supporters of UPS's sustainability program, working on the very first sustainability report in 2002. He remains a member of the Corporate Sustainability Steering Committee. He is on the board of NCR.
In addition to his corporate responsibilities, Kurt is a member of CNBC's Global CFO Council, a team of top CFOs who share their expertise on the economy and macro policy issues. He also serves on the board of directors of the Council of Independent Colleges, the Metro Atlanta Chamber of Commerce and the Woodruff Arts Center.
A native of South Bend, Ind., Kurt attended Yale University and received a master's degree in business administration from the University of Miami. He also is a graduate of the Advanced Management Program of the Wharton School of Business.

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